EXHIBIT 17.1


                           CIGARETTE RACING TEAM, INC.
 3131 N.E. 188TH STREET, AVENTURA, FL 33180 * (305)935-0276 * FAX (305)933-4309


December 23, 1999


Craig Barrie, President
Alchemy Holding Inc.
3025 N.E. 188th Street
Miami, FL 33180

Re:      Alchemy Holding Inc.

Dear Craig:

I hereby tender my resignation as Secretary and Director, effective immediately.

I trust that any filings that need to be made as a result of my resignation will be handled by the Company

Sincerely,

/s/ Adam Schild
--------------------
Adam Schild


cc:      William Rosenstadt             Leonard H.  Bloom
         Beckman, Millman, Sanders      Broad and Cassel
         NY, (212) 406-4700             Miami, (305) 373-9446